Award No. 00044522

EXHIBIT 10.20

INTUIT INC. 2002 EQUITY INCENTIVE PLAN
STOCK BONUS AGREEMENT

RESTRICTED STOCK UNITS

Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a Stock Bonus Award (“Award”) pursuant to the Company’s 2002 Equity Incentive Plan (the “Plan”), for the number of shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) set forth below. This Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. All capitalized terms in this Stock Bonus Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan.

Name of Participant:	Stephen M. Bennett
Social Security Number:
Address:
Number of Shares:	425,000
Date of Grant:	July 30, 2003
First Vesting Date:	July 31, 2006
Second Vesting Date:	July 31, 2007
Final Vesting Date:	July 31, 2008

Vesting Schedule: You will vest as to 255,000 of the shares on the First Vesting Date set forth above, provided you are continuously employed by the Company through that date. You will vest in an additional 85,000 of the shares on the Second Vesting Date set forth above, provided you are continuously employed by the Company through that date. You will vest in the final 85,000 of the shares on the Final Vesting Date set forth above, provided you are continuously employed by the Company through that date.

In the event of your Termination prior to the Final Vesting Date due to either your: (1) “Involuntary Termination” or “Termination without Cause”; or (2) “Termination Following a Change in Control”, the following provisions will govern the vesting of this Award:

(1) Termination due to your Involuntary Termination or Termination without Cause: In the event of your Termination prior to the Final Vesting Date due to your Involuntary Termination or Termination without Cause, you will automatically vest pro-rata in a percentage of the total Number of Shares set forth above equal to your number of full months of service from the Date of Grant to your Termination Date divided by sixty months. For purposes of this Award, “Involuntary Termination” shall have the meaning given to it in Section 6(a) and “Termination without Cause” shall have the meaning given to it in Section 6(d) of your Amended and Restated Employment Agreement dated July 30, 2003 (your “Employment Agreement”).

(2) Termination Following a Change in Control: In the event of your Termination Following a Change in Control prior to the Final Vesting Date, you will automatically vest as to 100% of the total Number of Shares set forth above. For purposes of this Award, “Termination Following a Change in Control” shall have the meaning given to it in Section 7(d) of your Employment Agreement.

In the event of your Termination prior to the Final Vesting Date due to any other reason, you will immediately stop vesting in this Award and this Award will terminate as to any and all shares in which you have not vested as of your Termination Date. Accordingly, if your Termination Date occurs before the First Vesting Date, this Award will terminate as to all of the shares and you will have no rights to any benefits under this Award. If your Termination Date occurs after the First Vesting Date, but before the Second Vesting Date, you will have vested in 255,000 of the shares, and this Award will terminate as to 170,000 of the shares. If your Termination Date occurs after the Second Vesting Date, but before the Final Vesting Date, you will have vested in 340,000 of the shares, and this Award will terminate as to 85,000 of the shares.

Issuance of Shares under this Award: The Company will only issue you shares under this Award in which you have vested (“Vested Shares”) in accordance with the Vesting Schedule provisions set forth above. The Company will issue you Vested Shares of the Company’s Common Stock on the first business day of the fiscal year following the fiscal year in which you cease to be both Chief Executive Officer of the Company and a “covered employee”, as defined in Section 162(m)(3) of the Code; provided, however, that you may make a one-time election until a date determined by the Compensation and Organizational Development Committee to have the Company issue fifty-percent (50%) of the Vested Shares at an earlier date. This one-time election must be made in a form and at a time acceptable to the Company.

Withholding Taxes at Vesting: Under payroll withholding tax provisions in effect on the Date of Grant, the vesting of shares under this Award gives rise to a FICA and Medicare withholding obligation on the part of the Company calculated with reference to an amount equal to the Fair Market Value of the shares on the date the shares become Vested Shares. You agree that you will remit cash to the Company (through payroll deduction or otherwise) in an amount sufficient to satisfy any withholding obligation of the Company resulting from the vesting of the shares under this Award. Fair Market Value of the shares shall be determined in accordance with Section 23(m) of the Plan on the date that the amount of tax to be withheld is to be determined.

Withholding Taxes at Issuance of Vested Shares: Under federal and state income and payroll withholding tax provisions in effect on the Date of Grant, the issuance of Vested Shares under this Award gives rise to a federal and state income and employment tax withholding obligation on the part of the Company calculated with reference to an amount equal to the Fair Market Value of the Vested Shares on the date the shares are issued to you by the Company. The Company will withhold from the Vested Shares issued to you a number of whole shares having a Fair Market Value equal to the minimum amount to be withheld to satisfy any tax withholding obligation of the Company resulting from the issuance of the Vested Shares and will transmit the equivalent cash amount to the applicable taxing authorities. Fair Market Value of the shares shall be determined in accordance with Section 23(m) of the Plan on the date that the amount of tax to be withheld is to be determined.

Stockholder Rights: You will have no rights as a stockholder until the Vested Shares are issued to you. After Vested Shares are issued to you, you will have all the rights of a stockholder with respect to the shares. Notwithstanding the foregoing, in the event the Company declares dividends for which the record date occurs after the Date of Grant and prior to the date Vested Shares are issued to you, the Company will issue you consideration in an amount the Company determines is equivalent to such declared dividends at the time the Vested Shares are issued to you.

This Agreement (including the Plan, which is incorporated by reference) and your Employment Agreement constitute the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of Awards described in Section 11 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or to you at its or your respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.

The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC. 2632 Marine Way Mountain View, California 94043

By:	/s/ Robert B. Henske Robert B. Henske, Chief Financial Officer

PARTICIPANT’S ACCEPTANCE

I accept this Agreement effective as of the Date of Grant and agree to the terms and conditions in this Agreement and the Plan. I acknowledge that I have received a copy of the Plan, and I understand and agree that this Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan as interpreted by the Company, the provisions of the Plan shall apply.

Signed: /s/ Stephen M. Bennett